Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010 relating to the consolidated financial statements of NTN Buzztime, Inc. for the years ended December 31, 2009 and December 31, 2008, which appears in NTN Buzztime, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
June 4, 2010